UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EXXON MOBIL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Tze San Koh

ExxonMobil, President, China Gas Marketing

Presentation made at APAC Energy Assembly, April 21, 2021

Available for replay April 23, 2021

Alright, thank you, Irina. So my name is Tze San, and I’m the president of China Gas Marketing of ExxonMobil based in Beijing, China and has been in the industry and ExxonMobil for almost 30 years.

[Later]

Irina, thank you for the question. Definitely 2020 is an unprecedented year, right? And you see that the government responses to COVID-19 – resulting in lockdowns, severe travel restrictions – have really significantly reduced energy demand in the short term. However, it is also widely expected that the demand will recover in the years ahead. And for example in China itself, some of you may already know, and, but for me. I came back to China in September last year, and I would say that almost every week or every other week I’m on the road, and if you look at LNG demand itself, you know, natural gas actually increased by about more than six percent, 2020 versus 2019. And for LNG imports actually increased by about more than 10%.

And looking ahead referring to IEA in its later publication of the World Energy Outlook, right? This is the assessment of the COVID-19 impact both in this scenario, based on stated policy known as STEPS, as well as sustainable development scenario, which limit the rise in global average temperature to well below 2 degrees Celsius. You will see that wind and solar are projected to see strong growth and, as expected, coal’s share in the energy mix will likely decrease, as the world shifts to lower emission energy sources. And oil and natural gas will continue to play an important role in the world energy mix, each making up about more than 20% as commercial transportation. You know, for example, trucking, marine, as well as feedstock for chemical products, which will continue to see the demand growth. The projected demand for oil and natural gas by 2040, approximately about 2 to 3% lower than its pre-COVID-19 projection.

[Later]

Yeah, sure, thank you. You know, as I mentioned earlier, I’ve been in the company for almost 30 years. So ExxonMobil really has a very long history of responsibly meeting society’s evolving need for energy and in a very reliable and sustainable manner. And with a longstanding commitment to investment in technology as well as the talent of our people, we’re really well-positioned to continue to provide the energy that is essential to improving life around the world while managing the risks of climate change.

And you mentioned about: So what can we do? Right? So definitely natural gas play a vital role in satisfying the energy needs of consumers worldwide while helping to mitigate, right, the risk and reducing global emissions. And on top of that, right, natural gas is versatile, is abundant, lower emission view, and the use of natural gas in power generation, plays a really very important role. Irina mentioned that earlier, and Dennis mentioned that as well. Now, in terms of you know how we compliment actually renewables right? Renewable power continue to grow as a source of electricity. Natural-gas fired power generation stand out as a strong complement to renewables to ensure reliable and resilient power there.

In terms of the new technology, right in transitioning to a lower carbon future, ExxonMobil has actually created a new business unit, early part of the year, right, is a new business called ExxonMobil Low Carbon Solution. And it will initially focus on carbon capture and storage, and is a very critical technology that can help to achieve net zero emissions and the climate goals as set up and outlined in the Paris agreement. We had more than 30 years of experience in CCS technology, and was the first company to capture 120 million tons of CO2. And what does that mean? That means: its equivalent to the emissions of removing about 25 million cars off the road, right? So we had equity share is about one-fifth of global CO2 capacity capture and have captured about 40% of all the anthropogenic CO2 in the world. And with our demonstrated leadership in carbon capture and emission reduction technology, we believe and are committed to meeting the demand for affordable energy while reducing emission and managing the risks of climate change.

[Later]

Durable, predictable, cost effective policies, in our mind, will be required to develop and deploy effectively or the multiple, you know, needed low-carbon technology at scale. And carbon pricing would send a clear signal throughout the market, creating incentives to reduce emission. Such a signal would also incentivize and coordinate research investment, technology development that is needed to bring about solution. So putting a price on carbon will allow policymakers to eliminate some of the inefficient patchwork of regulation that may be broadly recognized to be more expensive. Through the current approach, policymakers are putting a very high but probably hidden price on carbon that people can’t see, and are unaware how much they are paying. So in essence a clear and transparent price on carbon would be incentivized behavior to reduce emissions and allow the market to function efficiently and stimulate cross-sector opportunities needed to uncover the largest emission reduction opportunity at the lowest cost.

[Later]

You know, I think a lot of you know, the panelists here cover quite a broad range of items. And one of the things that I kind of bring up is really a broad collaboration between private entities, public entities, and with all the different universities looking into new technology breakthrough, right. So at ExxonMobil we have collaborated with many different universities all around the world to look at what are some of the new innovation and new technology. And some of the institute that, you know, we kind of collaborate with, you know, include MIT, Stanford, Princeton, in the Singapore as well. So again, you know, I think we need to put all the brains together to find the technology breakthrough to help us to reach the low carbon future.

[Later]

And Irina, on our end, you know our operated, our operations in terms of greenhouse gas emission, you know, have reduced by 6% since 2016. And you may have also heard that we have announced plans to reduce further reduction up to 2025 for our absolute upstream greenhouse gas emission to drop by about 30%. And for methane and flaring to drop by about 40 to 50%.

And then back to your earlier question about closing remarks. I would say that, you know, our business is not an easy business, is a cyclical business. We have been around more than 100 years. Many of us have gone through, you know, different cycles, and this is no different. This is a very transformative year, and I would say that, you know, with the brilliant people that we have looking at technology breakthrough, I do think that we’re going to make a difference in a positive impact in our industry.

[Later]

Thank you. Thank you, everybody. Goodbye, Irina.

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.